Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1, dated as of September 2, 2022 (this “Amendment”), (i) is by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued Company Ordinary Shares (the “Company Shareholder”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and having its registered office at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara, BKR 9077, Malta and a direct, wholly-owned subsidiary of the Company Shareholder (the “Company”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (“PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), and (ii) amends the Agreement and Plan of Reorganization, dated March 30, 2022, by and among the Company Shareholder, the Company, PubCo, Merger Sub and SPAC (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below;

WHEREAS, pursuant to Section 8.27 of the Merger Agreement, the parties to the Merger Agreement have agreed to amend the Merger Agreement prior to the Effective Time; and

WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Company Shareholder, the Company, PubCo, Merger Sub and SPAC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:

1.	Amendment to Section 1.4. Section 1.4 of the Merger Agreement is hereby amended and restated as follows:

a.	As soon as reasonably practicable after the SPAC Stockholders’ Meeting but no later than five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Company a written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Class A Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Gross Closing Proceeds of SPAC; (c) the anticipated Net Closing Proceeds of SPAC; (d) the amount of all Artemis Transaction Expenses, with reasonable supporting invoices; and (e) the number of SPAC Class A Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.

b.	As soon as reasonably practicable, but no later than seven (7) Business Days prior to the Closing Date, Company shall deliver to SPAC a written notice setting forth the Company’s reasonably anticipated Company Transaction Expenses, with reasonable supporting invoices.

2.	Amendment to Section 3.1. Section 3.1 of the Merger Agreement is hereby amended and restated as follows:

a.	Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, the Company Shareholder shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the payment of the Closing Cash Consideration, if any, at Closing, (b) the issuance of the Closing Share Consideration (and the right of the Company Shareholder to retain the PubCo Shares to which the Initial Share Premium relates) at Closing, (c) the issuance of the Additional Closing Share Consideration (subject to the satisfaction of the relevant condition in Section 8.25(a)) at Closing, (d) the issuance of the Deferred Share Consideration (subject to the satisfaction of the relevant condition in Section 8.25(b)) after Closing and (e) the issuance of the Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 8.25(c)) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent the Company Shareholder would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by the Company Shareholder), the Company Shareholder shall instead be entitled to receive such number of PubCo Shares to which the Company Shareholder would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares issued pursuant to this Section 3.1 to be issued in book-entry form as of the Share Exchange.

3.	Amendment to Section 4.3(a). The phrase “the issued and outstanding capital of PubCo is 650,000,000 PubCo Shares, of which 650,000,000 PubCo Shares are issued and outstanding” in Section 4.3(a) of the Merger Agreement is hereby deleted and replaced with the phrase, “the issued and outstanding capital of PubCo is 65,000 PubCo Shares, of which 65,000 PubCo Shares are issued and outstanding”.

4.	Amendment to Section 5.22. Section 5.22 of the Merger Agreement is hereby amended and restated as follows:

a.	Other than as described on Section 5.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.

2

5.	Amendment to Section 6.4. Section 6.4 of the Merger Agreement is hereby amended and restated as follows:

a.	On the date hereof, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company. As of immediately before the Closing, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company. The Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of PubCo. The Company Shareholder is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require the Company Shareholder to, Transfer any of the Equity Interests of the Company or PubCo owned by the Company Shareholder or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company or PubCo. The Company Shareholder does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company Shareholder is a party with respect to the voting of any shares of the Group Companies.

6.	Amendment to Section 7.1(e). Section 7.1(e) of the Merger Agreement is hereby amended and restated as follows:

a.	except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any Equity Interests or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution (other than for any dividend up to the amount of €3,579,625 declared prior to the date of this Agreement but not yet paid or distributed); or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests of the Group Companies. At the election of the Company Shareholder any dividend permitted to be paid pursuant to clause (iii) above, including, but not limited to, the €3,579,625 declared but unpaid dividend may be made in exchange for a lump sum non-interest bearing note from the Company to the Company Shareholder with a maturity date as of the one (1) year anniversary of the distribution date.

3

7.	Amendment to Section 7.1(j). Section 7.1(j) of the Merger Agreement is hereby amended and restated as follows:

a.	(i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than (A) any note made by the Company in favor of the Company Shareholder referenced in the last sentence of Section 7.1(e) and (B) any of the Group Companies, in each case, in the ordinary course of business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness except in the ordinary course of business, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000); (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) payoff any of the Company Shareholder Loans.

8.	Amendment to Section 8.7. Section 8.7 of the Merger Agreement is hereby amended and restated as follows:

a.	The Company Shareholder hereby agrees not to, directly or indirectly, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (i) sell, offer, transfer, exchange, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shareholder’s Equity Interests of the Company or PubCo or the beneficial ownership (as defined in Section 13(d) of the Exchange Act) thereof, or (ii) take any action that would make any representation or warranty of the Company Shareholder contained herein untrue or incorrect as of the Closing Date or have the effect of preventing the Company Shareholder from performing its obligations under this Agreement. Any Transfer in violation of this Section 8.7 with respect to the Company Shareholder’s Equity Interests of the Company shall be null and void.

9.	Amendment to Section 8.22. Section 8.22 of the Merger Agreement is hereby amended and restated as follows:

a.	On the Closing Date (a) PubCo, the Sponsor and the Company Shareholder will enter into, and SPAC shall cause the other security holders identified therein to enter into, the Registration Rights Agreement and (b) PubCo, Sponsor and the Company Shareholder will enter into the Investors Agreement.

10.	Amendment to Section 8.25. Section 8.25 of the Merger Agreement is hereby amended and restated as follows:

Section 8.25      Additional Company Shareholder Consideration and Earnout Shares.

a.	Additional Closing Share Consideration. In the event that the SPAC Stockholder Redemptions equal or exceed 85% of the outstanding SPAC Class A Shares, PubCo shall issue or cause to be issued to the Company Shareholder on the Closing Date a one-time additional 12,254,902 PubCo Shares for no additional consideration or payment by Company Shareholder (the “Additional Closing Share Consideration”).

4

b.	Deferred Share Consideration. In the event that the SPAC Stockholder Redemptions are less than 85% of the outstanding SPAC Class A Shares, PubCo shall issue or cause to be issued to the Company Shareholder the following additional PubCo Shares for no additional consideration or payment by Company Shareholder: (A) on the date that the 2023 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Shares, (B) on the date that the 2024 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Shares, (C) on the date that the Catch-up Earnout Threshold is achieved (if at all), 12,254,902 PubCo Shares, and (D) immediately prior to the consummation of a Change of Control described in Section 8.25(d) (if applicable), 12,254,902 PubCo Shares (the “Deferred Share Consideration”).

c.	Earnouts. Company Shareholder will receive and be issued additional PubCo Shares, up to a maximum aggregate of 10,000,000 PubCo Shares, for no additional consideration or payment by Company Shareholder, in the amounts and upon the occurrence of the events set forth as follows:

i.	2023 Earnout. If PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2023 greater than or equal to an amount equal to one hundred ten percent (110%) multiplied by Net Gaming Revenue in the fiscal year 2022 (the “2023 Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2023, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional 5,000,000 PubCo Shares (such PubCo shares issued pursuant to this sentence, the “2023 Contingent Share Consideration”);

ii.	2024 Earnout. If PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred fifteen percent (115%) multiplied by Net Gaming Revenue in the fiscal year 2023 (the “2024 Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional 5,000,000 PubCo Shares (such PubCo shares issued pursuant to this sentence, “2024 Contingent Share Consideration”); and

5

iii.	Catch-up Earnout. In the event that (x) the 2023 Earnout Threshold was not achieved and (y) PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred twenty-five percent (125%) multiplied by Net Gaming Revenue in the fiscal year 2022 (the “Catch-up Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional amount of PubCo Shares calculated as 10,000,000 PubCo Shares minus any 2024 Contingent Share Consideration which has been issued to Company Shareholder pursuant to Section 8.25(c)(ii) (such PubCo shares issued pursuant to this sentence, the “Catch-up Contingent Share Consideration”).

d.	Change of Control Automatic Issuance. If a Change of Control of PubCo is consummated prior to the fifth (5th) Business Day after the date on which PubCo files its annual report on Form 20-F for the year ended December 31, 2024, PubCo shall issue or cause to be issued to the Company Shareholder 10,000,000 PubCo Shares less any 2023 Contingent Share Consideration which has been issued to Company Shareholder pursuant to Section 8.25(c)(i). For the purposes of this Agreement, a “Change of Control” shall be deemed to occur with respect to PubCo upon:

i.	a sale, lease, license, or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than the Company Shareholder or any of its Affiliates;

ii.	a takeover, scheme of arrangement, merger, consolidation, or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or

iii.	any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.

e.	For the avoidance of doubt, the Company Shareholder shall not be entitled to receive more than 22,254,902 total PubCo Shares (such PubCo Shares, the “Maximum Shares”) in connection with meeting the thresholds and/or benchmarks pursuant to this Section 8.25 and the Company Shareholder shall not be entitled to receive more than 10,000,000 total PubCo Shares in connection with meeting the thresholds and/or benchmarks pursuant to Section 8.25(c) or (d). All calculations of percentages in this Section 8.25 shall be made on a currency-by-currency basis (e.g., Dollars to Dollars or Euros to Euros).

6

f.	All and any portion of the Maximum Shares shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such PubCo Shares are required to be issued to the Company Shareholder.

g.	PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its issuance obligations set forth in Section 8.25 and shall take all actions required to maintain such authority.

h.	The right of the Company Shareholder to receive any portion of the Maximum Shares: (i) does not give the Company Shareholder dividend rights, voting rights, liquidation rights, preemptive rights, or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by the Company Shareholder, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of the Company Shareholder; provided, that any such transferee(s) shall be bound by the terms of this Section 8.25; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 8.25 upon satisfaction of the applicable condition(s). Any attempted transfer of the right to any Earnout Consideration (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

7

11.	Amendment to Article VIII. The following is added as a new Section 8.29 of the Merger Agreement titled “Non-Redemption and Financing Transactions”:

a.	Notwithstanding anything in Section 7.1, Section 7.2, or Section 8.1(b) to the contrary, prior to the date that the Registration Statement has become effective, if SPAC determines it is reasonably necessary to ensure the Net Closing Proceeds exceed $12,500,000 or to meet Nasdaq listing standards, the SPAC shall use its reasonable best efforts to enter into non-redemption agreements with one or more third parties which shall provide, among other things, that such persons shall not engage in SPAC Stockholder Redemptions with respect to the SPAC Class A Shares held by such stockholders (a “Non-Redemption Transaction”) on terms mutually acceptable to the Parties (with each Party acting reasonably and in good faith). The Company shall cooperate with the SPAC to assist with its efforts to enter into such Non-Redemption Transactions. Such cooperation shall include, among other things, reasonably cooperating with the preparation of definitive documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive documentation, and reasonably cooperating in satisfying the conditions precedent set forth in the definitive Non-Redemption Transaction documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Parties. Furthermore, if, in connection with the execution of definitive written agreements providing for a Non-Redemption Transaction, the counterparty to such Non-Redemption Transaction requires as a condition to the execution of such definitive written agreement any make whole rights, grants, issuances or transfers of additional equity securities or other similar rights with respect to any SPAC Class A Shares that are the subject of such Non-Redemption Transaction, then, subject to the mutual agreement of each of the Company, PubCo, and SPAC to such make-whole, grants, issuances or transfers of additional equity securities or other similar terms and conditions (such agreement not to be unreasonably withheld, conditioned or delayed), then either (x) the SPAC shall cause the Sponsor to transfer a number of SPAC Class B Shares to such counterparties, provided that the total number of shares transferred by the Sponsor to all such counterparties combined shall not exceed 1,000,000 SPAC Class B Shares (the “Allocated Sponsor Shares”) or (y) the SPAC shall cause the Sponsor to forfeit the Allocated Sponsor Shares and PubCo shall issue a number of newly issued PubCo Shares on the Closing Date to such counterparties not less than the number of Allocated Sponsor Shares forfeited by the Sponsor, in any such case, in accordance with the terms of the Non-Redemption Transaction. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 8.29, in no event shall a Party agree to any terms or provisions relating to any Non-Redemption Transaction, including any make whole rights, grants or transfers of additional equity securities or other similar rights relating thereto, that would reasonably be expected to (A) result in the Transactions not qualifying as an exchange pursuant to Section 351 of the Code (to the extent such Transactions are intended to so qualify) or (B) have other adverse tax consequences relating to the Transactions.

12.	Amendment to Article VIII. The following is added as a new Section 8.30 of the Merger Agreement titled “Post-Closing Payments”:

As soon as practicable after the Closing Date, the PubCo board of directors will determine the amount of the net profits generated by the Company and its Subsidiaries during the period from April 1, 2022 through the month end immediately prior to the Closing Date (the “Shareholder Payment Period”) based on the financial statements covering the Shareholder Payment Period (such amount as determined by the PubCo board of directors, the “Shareholder Payment”). Within five (5) Business Days after the PubCo board of directors has determined the Shareholder Payment, PubCo shall make the Shareholder Payment to the Company Shareholder by wire transfer of immediately available funds; provided that if after making the Shareholder Payment, PubCo would have an amount of cash less than the sum of (i) three million dollars ($3,000,000) plus (ii) the Net Closing Proceeds (such amount of cash, the “Minimum Liquidity”), the Company shall only pay to the Company Shareholder such portion of the Shareholder Payment so that PubCo maintains its Minimum Liquidity, or such other amount higher than the Minimum Liquidity as agreed to by the Company Shareholder and the PubCo board of directors, immediately following such payment, with the remainder of the Shareholder Payment to be paid to the Company Shareholder in exchange for a lump sum non-interest bearing note with a maturity date as of the one (1) year anniversary of the Closing Date.

8

13.	Amendment to Section 9.2(g). Section 9.2(g) of the Merger Agreement is hereby amended and restated as follows:

a.	The Net Closing Proceeds shall equal or exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

14.	Amendment to Section 11.1(h). Section 11.1(h) of the Merger Agreement is hereby amended and restated as follows:

a.	by the Company, if the anticipated Net Closing Proceeds of SPAC (as reasonably determined by the Company based on the SPAC Financing Certificate) are less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

15.	Amendments to Defined Terms.

a.	The following defined terms in Section 13.2 of the Merger Agreement are hereby amended and restated as follows:

i.	“Closing Share Consideration” shall mean a number of PubCo Shares equal to (i) (a) the Closing Share Value minus the Initial Share Premium minus the Closing Cash Consideration divided by (b) $10.20, (ii) minus the Additional Closing Share Consideration (if any).

ii.	“Closing Share Value” shall mean (a) Five Hundred Million Dollars ($500,000,000) plus (b) the value of the Additional Closing Share Consideration (if any).

iii.	“Earnout Consideration” shall mean, collectively, the 2023 Contingent Share Consideration, the 2024 Contingent Share Consideration, and the Catch-up Contingent Share Consideration, in each case to the extent earned and issued pursuant to Section 8.25.

iv.	“Net Gaming Revenue” shall mean all revenues, receipts and income of any kind collected or derived directly or indirectly by PubCo or any of its direct or indirect Subsidiaries arising from its online gaming products, determined in accordance with IFRS, less winnings paid to players and any Player Incentives.

v.	“PubCo Shares” shall mean ordinary shares, par value $1.00, of PubCo.

9

b.	The following defined terms are hereby inserted in appropriate alphabetical order in Section 13.2 of the Merger Agreement:

i.	“Initial Share Premium” shall mean Five Hundred Ninety-Eight Thousand Dollars ($598,000).

ii.	“Net Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment, after giving effect to the SPAC Stockholder Redemptions and the payment of or reimbursement of previously paid Transaction Expenses.

c.	The defined terms “First Annualized Net Gaming Revenue”, “Third Level Contingent Share Consideration” and “VWAP” in Section 13.2 of the Merger Agreement are hereby deleted in their entirety.

d.	The table set forth in Section 13.1 is deemed updated as necessary to reflect the foregoing updates in the defined terms used in the Merger Agreement.

16.	Amendment to Exhibit B. Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

17.	Amendment to Exhibit E. Exhibit E to the Merger Agreement is hereby deleted in its entirety and “[RESERVED]” is inserted in lieu thereof.

18.	Amendment to Section 5.22 of SPAC Disclosure Letter. Section 5.22 of the SPAC Disclosure Letter is hereby amended and restated in its entirety to read “None”.

19.	Confirmation of Other Provisions. Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

20.	Incorporation by Reference. Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment), and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

10

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

KOMISIUM LIMITED

By:	/s/ Rodolfo Odoni
Name: Rodolfo Odoni
Title: Director

LOGFLEX MT HOLDING LIMITED

By:	/s/ Panagiotis Piter Trataris
Name: Panagiotis Piter Trataris
Title: Director

NOVIBET PLC

By:	/s/ George Athanasopoulos
Name: George Athanasopoulos
Title: Director

NOVIBET MERGER SUB INC.

By:	/s/ George Athanasopoulos
Name: George Athanasopoulos
Title: President

ARTEMIS STRATEGIC INVESTMENT CORPORATION

By:	/s/ Thomas Granite
Name: Thomas Granite
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization]

Annex I

Form of Investors Agreement

See attached

Annex I

Dated [●], 2022

Investors Agreement

by and among

Artemis Sponsor, LLC

as Sponsor

Komisium Limited

as Company Shareholder

and

Novibet PLC

as PubCo

White & Case LLP

3000 El Camino Real

2 Palo Alto Square, Suite 900

Palo Alto, California 94306

Table of Contents

(i)

INVESTORS AGREEMENT

This Investors Agreement (this “Agreement”) is entered into this [●], 2022, by and among Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (the “Company Shareholder”), and Novibet PLC, a United Kingdom public limited company (“PubCo”). The Sponsor, the Company Shareholder, PubCo and their respective successors and permitted assigns are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and a direct, wholly-owned subsidiary of PubCo (“Logflex”), the Company Shareholder, PubCo and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), entered into an Agreement and Plan of Reorganization, dated as of March 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, Merger Sub merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger, as a result of which SPAC became a direct, wholly-owned subsidiary of PubCo. As a result of the Merger, (a) each previously issued and outstanding SPAC Class A Share (other than any Excluded SPAC Shares) is no longer outstanding and has been automatically converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each previously outstanding whole SPAC Warrant has been assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share. Further, immediately before the Effective Time, the Company Shareholder sold and transferred all issued Company Ordinary Shares to PubCo, in consideration for the Closing Cash Consideration (if any), the Closing Share Consideration (and the right of the Company Shareholder to retain the PubCo Shares to which the Initial Share Premium relates) and the Earnout Consideration (subject, in the case of the Earnout Consideration, to the satisfaction of the relevant conditions in Section 8.25 of the Merger Agreement), as a result of which Logflex became a direct, wholly-owned subsidiary of PubCo;

WHEREAS, as of immediately after the Effective Time, the Company Shareholder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of PubCo Shares as specified on the signature page of the Company Shareholder; and

WHEREAS, as of immediately after the Effective Time, the Sponsor will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of PubCo Shares as specified on the signature page of the Sponsor;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

Introductory Matters

Section 1.01            Defined Terms. In addition to the terms defined elsewhere herein or defined under the Merger Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Covered Shares” means all the PubCo Shares owned by a Holder from time to time, including any PubCo Shares issued as part of bonus share issuances and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions.

“Holder” shall refer to either the Sponsor or the Company Shareholder and collectively they shall be referred to as “Holders”.

“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

“Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months after the Closing Date and (b) the Lock-up Period Early Release Date.

“Lock-up Period Early Release Date” means the day following the date on which the closing price of PubCo Shares (reported as of 4:00 p.m., New York, New York time on any applicable Trading Day, as reported by Bloomberg L.P. (or, if not reported therein, in another comparable source reasonably acceptable to the Parties)) equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date.

“Lock-up Shares” means (a) with respect to the Company Shareholder, the Covered Shares received by the Company Shareholder as Closing Share Consideration and Earnout Consideration and (b) with respect to the Sponsor, (i) the Covered Shares it receives as Merger Consideration with respect to the SPAC Shares that the Sponsor held immediately prior to the Effective Time and (ii) any Covered Shares issued to the Sponsor in connection with the exercise or settlement of any SPAC Warrant or PubCo Warrant.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom a Holder or any Permitted Transferee of such Holder is permitted to Transfer PubCo Shares pursuant to Section 4.01(b) or Section 4.01(c).

“PubCo Shares” means shares of capital stock, which may be represented by American Depositary Shares, issued by PubCo.

“Trading Day” means any day on which PubCo Shares are actually traded on the principal securities exchange or securities market on which PubCo Shares are then traded.

“Transfer” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

Article II

Nominating Directors

Section 2.01          Nomination of Sponsor Directors.

(a)            For as long as the Sponsor beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Sponsor shall be entitled to appoint two (2) members of PubCo’s board of directors (the “PubCo Board”) from time to time; provided that (a) each such board member shall satisfy the independence requirements of PubCo’s principal stock exchange and (b) at least one (1) such board member shall satisfy the diversity requirements of PubCo’s principal stock exchange (“Sponsor Directors”). The Sponsor’s right to appoint Sponsor Directors shall terminate, without notice or action and without reinstatement, at any time the Sponsor ceases to beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests (such event, the “Sponsor Director Removal Event”).

(b)            For as long as the Sponsor is entitled to appoint any Sponsor Directors pursuant to Section 2.01(a), PubCo shall appoint, and the Company Shareholder shall use its commercially reasonable efforts to have appointed, such Sponsor appointees to the PubCo Board, including soliciting votes in favor of the election of the Sponsor Directors at any meeting of PubCo’s shareholders.

(c)            If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the PubCo Board with respect to any Sponsor Director, and the Sponsor remains entitled at such time to appoint the Sponsor Directors pursuant to Section 2.01(a), (i) the Sponsor shall be entitled to appoint another individual who satisfies the independence and/or diversity criteria set forth in Section 2.01(a) (the “Sponsor Director Replacement Nominee”) to fill such vacancy and serve as a Sponsor Director and (ii) PubCo will cause the PubCo Board to promptly appoint the Sponsor Director Replacement Nominee to the PubCo Board.

(d)            If, at any time, any Sponsor Director fails to satisfy the independence and/or diversity criteria set forth in Section 2.01(a), as applicable to such Sponsor Director, the Sponsor shall immediately cause such Sponsor Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall remain vacant until otherwise filled by the Sponsor pursuant to Section 2.01(c).

(e)            If the Sponsor is entitled to, but fails to, designate a successor Sponsor Director prior to the expiration of the current term of any then-serving Sponsor Director, the Sponsor Director previously designated by the Sponsor and then serving shall be reelected, unless the Sponsor has expressly declined to re-appoint such individual or such individual has been removed by the Sponsor or is unwilling or otherwise unable to serve, in which case such PubCo Board seat shall remain vacant until otherwise filled by the Sponsor pursuant to Section 2.01(c).

(f)            Notwithstanding anything in this Section 2.01 to the contrary, upon the occurrence of the Sponsor Director Removal Event, the Sponsor shall immediately cause any Sponsor Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall be subject to the election of all shareholders of the Company in accordance with the Organizational Documents of PubCo (which successor individual must satisfy the independence and diversity criteria set forth in Section 2.01(a), if applicable).

Section 2.02          Nomination of Company Shareholder Directors.

(a)            For as long as the Company Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (i) at least fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint a majority of all members of the PubCo Board from time to time, and at least one (1) such board member shall satisfy the independence requirements of PubCo’s principal stock exchange but no such board member shall be required to satisfy the diversity requirements of PubCo’s principal stock exchange, (ii) at least forty percent (40%) but less than fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint two (2) members of the PubCo Board from time to time, and no such board member shall be required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange, and (iii) at least five percent (5%) but less than forty percent (40%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint one (1) member of the PubCo Board from time to time, and such board member shall not be required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange (each such PubCo Board member, a “Company Shareholder Director”). The Company Shareholder’s right to appoint the applicable Company Shareholder Director(s) shall terminate, without notice or action and without reinstatement, at any time the Company Shareholder ceases to beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least the minimum percentage set forth in clauses (i), (ii) and (iii) of the preceding sentence, as applicable, of the total voting power of PubCo’s then issued and outstanding equity interests (each such event, a “Company Shareholder Director Removal Event”).

(b)            For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director(s) pursuant to Section 2.02(a), PubCo shall appoint such Company Shareholder appointee(s) to the PubCo Board.

(c)            For as long as the Company Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) at least fifteen percent (15%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to appoint the Chairperson of the PubCo Board (the “Chairperson”).

(d)            If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the PubCo Board with respect to any Company Shareholder Director, and the Company Shareholder remains entitled at such time to appoint the Sponsor Directors pursuant to Section 2.02(a), (i) the Company Shareholder shall be entitled to appoint another individual (the “Company Shareholder Director Replacement Nominee”) to fill such vacancy and serve as a Company Shareholder Director and (ii) PubCo will cause the PubCo Board to promptly appoint the Company Shareholder Director Replacement Nominee to the PubCo Board.

(e)            If, at any time, any Company Shareholder Director fails to satisfy the independence criteria set forth in Section 2.02(a), as applicable to such Company Shareholder Director, the Company Shareholder shall immediately cause such Company Shareholder Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall remain vacant until otherwise filled by the Company Shareholder pursuant to Section 2.02(d).

(f)            If the Company Shareholder is, at that time, entitled to, but fails to, designate a successor Company Shareholder Director prior to the expiration of the current term of any then-serving Company Shareholder Director, the Company Shareholder Director previously designated by the Company Shareholder and then serving shall be reelected, unless the Company Shareholder has expressly declined to re-appoint such individual or such individual has been removed by the Company Shareholder or is unwilling or otherwise unable to serve, in which case such PubCo Board seat shall remain vacant until otherwise filled by the Company Shareholder pursuant to Section 2.02(d).

(g)            Notwithstanding anything in this Section 2.02 to the contrary, upon the occurrence of a Company Shareholder Director Removal Event, the Company Shareholder shall immediately cause the applicable Company Shareholder Director(s) to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall be subject to the election of all shareholders of the Company in accordance with the Organizational Documents of PubCo (which successor individual must satisfy the independence criteria set forth in Section 2.02(a), if applicable).

Section 2.03          Number of Directors. For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), without the prior written consent of the Sponsor, the PubCo Board shall not have more than five (5) members.

Article III

Voting Agreement

Section 3.01          Voting Rights.

(a)            Board Composition. For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), each Holder covenants to vote, or cause to be voted, all PubCo Shares and other voting securities owned by such Holder or over which such Holder has voting control, from time to time and at all times, at any meeting of shareholders at which an election of any director of the PubCo Board is held or pursuant to any written consent of the shareholders, in favor of the election or appointment of the Sponsor Directors. For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director pursuant to Section 2.02(a), each Holder covenants to vote, or cause to be voted, all PubCo Shares and other voting securities owned by such Holder or over which such Holder has voting control, from time to time and at all times, at any meeting of shareholders at which an election of any director of the PubCo Board is held or pursuant to any written consent of the shareholders, in favor of the election or appointment of the Company Shareholder Directors. For as long as the Company Shareholder is entitled to appoint the Chairperson pursuant to Section 2.02(c), each Holder covenants to use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each member of the PubCo Board nominated or appointed by such Holder to vote, at any meeting of directors at which an election of the Chairperson is held or pursuant to any written consent of the directors, in favor of the election or appointment of the Chairperson selected by the Company Shareholder.

(b)            Removal of Sponsor Directors. For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), upon written request of the Sponsor, the Sponsor Director whom the Sponsor wishes to remove shall cease to be a director of PubCo. Furthermore, if so requested by the Sponsor in writing, the Company Shareholder shall, and shall use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each of its Permitted Transferees to, cast its vote of all PubCo Shares and other voting securities owned by the Company Shareholder, or over which the Company Shareholder has voting control, from time to time and at all times, for the removal and against the election of any Sponsor Director that the Sponsor intends to remove. Subject to the foregoing, PubCo and the Company Shareholder shall take all actions necessary to facilitate the removal and replacement of any Sponsor Director at the written request of the Sponsor.

(c)            Removal of Company Shareholder Directors. For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director pursuant to Section 2.02(a), upon written request of the Company Shareholder, the Company Shareholder Director whom the Company Shareholder wishes to remove shall cease to be a director of PubCo. Furthermore, if so requested by the Company Shareholder in writing, the Sponsor shall, and shall use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each of its Permitted Transferees to, cast its vote of all PubCo Shares and other voting securities owned by the Sponsor, or over which the Sponsor has voting control, from time to time and at all times, for the removal and against the election of any Company Shareholder Director that the Company Shareholder intends to remove. Subject to the foregoing, PubCo shall take all actions necessary to facilitate the removal and replacement of any Company Shareholder Director at the written request of the Company Shareholder.

Article IV

Transfer Restrictions

Section 4.01          Lock-up.

(a)            Subject to the exclusions in Section 4.01(b) and Section 4.01(c), each Holder, severally (and not jointly and severally), agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)            Notwithstanding the Lock-up restrictions set forth in Section 4.01(a), each Holder may Transfer any Lock-up Shares it holds during the Lock-up Period: (i) to any direct or indirect partners, members or equity holders of such Holder, any Affiliates of such Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or any director or officer of such Holder or any of the foregoing Persons; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person; (iv) in the case of a trust, to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (v) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) with the prior written consent of the other Holder; (viii) to a nominee, brokerage account or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vii); (ix) to the other Holder; (x) in connection with a liquidation, merger, stock exchange, reorganization, tender offer, takeover offer, scheme of arrangement or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property subsequent to the Closing Date; or (xi) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(viii), if the transferee is not a Holder, such Transfer shall be subject to prior receipt by PubCo of a duly executed joinder to this Agreement substantially in the form of Exhibit A hereto.

(c)            Notwithstanding the Lock-up restrictions set forth in Section 4.01(a), and in addition to the Transfers permitted in Section 4.01(b), the Company Shareholder shall also be entitled to Transfer to “accredited investors” (within the meaning of such term in Regulation D promulgated under the Securities Act) up to that number of Lock-up Shares held by the Company Shareholder equal to thirty percent (30%) multiplied by the total number of PubCo Shares which are issued pursuant to Article III of the Merger Agreement. For the avoidance of doubt, no Permitted Transferee in any Transfer permitted by this Section 4.01(c) (i) shall be required to execute or delivery a joinder to this Agreement in connection therewith, (ii) shall be treated as or deemed to be a Holder for purposes of this Agreement or (iii) shall be subject to the Lock-up restrictions herein set forth.

(d)            Each Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-up Period so long as no Transfers of such Holder’s Lock-up Shares as applicable in contravention of this Section 4.01 are effected prior to the expiration of the Lock-up Period.

(e)            Each Holder also agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-up Shares describing the foregoing restrictions.

(f)            For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares (subject to the other provisions hereof) and any dividends or other distributions declared on the Lock-up Shares.

Article V

Representation and Warranties

Section 5.01          Representations, Warranties and Agreements of Holders. Each of the Holders hereby severally represent and warrant and acknowledge and agree with PubCo as follows:

(a)            Such Holder, if not an individual, is duly formed or incorporated and is validly existing in good standing (if and to the extent applicable) under the legal requirements of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. Such Holder, if an individual, has full capacity to enter into this Agreement.

(b)            This Agreement has been duly authorized, validly executed and delivered by such Holder. This Agreement is enforceable against such Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)            The execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon Covered Shares or any other property or assets of such Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Holder or any of its subsidiaries is a party or by which such Holder or any of its subsidiaries is bound or to which such Holders’ Covered Shares or any other property or assets of such Holder or any of its subsidiaries is subject, which would reasonably be expected to impair the ability of such Holder to enter into or timely perform its obligations under this Agreement, (ii) if such Holder is not an individual, result in any violation of the provisions of the Organizational Documents of such Holder or any of its subsidiaries, (iii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its, his or her obligations under this Agreement or (iv) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Holder or any of its subsidiaries or any of its respective properties that would reasonably be expected to impair the legal authority of such Holder to enter into and timely perform its obligations under this Agreement.

(d)            As of the date hereof, such Holder has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) over the Covered Shares. As of the date hereof, such Holder is the lawful owner of the Covered Shares and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Such Holder has good and valid title to the Covered Shares, free and clear of any and all Liens other than those created or permitted by this Agreement, the Organizational Documents of PubCo, or those imposed by federal and state securities laws. Except for the Covered Shares, as of the date of this Agreement, no Holder is a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record holder of any (i) equity securities of PubCo, (ii) securities of PubCo having the right to vote on any matters on which the holders of equity securities of PubCo may vote or which are convertible into or exchangeable for, at any time, equity securities of PubCo, or (iii) options or other rights to acquire from PubCo any equity securities or securities convertible into or exchangeable for equity securities of PubCo except as contemplated by the Merger Agreement or any other transaction document.

(e)            Such Holder acknowledges and represents that such Holder is a sophisticated shareholder and has (i) conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of PubCo, (ii) had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisor, and (iii) received such information as such Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to PubCo and the transactions. Without limiting the generality of the foregoing, such Holder has not relied on any statements or other information provided by PubCo in making its decision to enter into, deliver and perform its obligations under this Agreement. Such Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to such Holder by PubCo or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement or other Contracts to which such Holder and PubCo are parties. Such Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Holder are irrevocable.

(f)            Such Holder understands and acknowledges that PubCo is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Holders.

(g)            Such Holder has not (i) entered into any voting agreement or voting trust with respect to Covered Shares inconsistent with the such Holder’s obligations pursuant to this Agreement, (ii) granted a proxy, a consent or power of attorney with respect to the Covered Shares and (iii) entered into any agreement or taken any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing such Holder from performing any of its obligations under this Agreement.

(h)            There is no Legal Proceeding pending against such Holder or, to the knowledge of such Holder, threatened against such Holder, before or, in the case of threatened Legal Proceedings, that would be before, any arbitrator or Governmental Entity, which in any manner challenges the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record ownership of any Covered Shares, the validity of this Agreement or the performance by such Holder of its obligations under this Agreement.

Section 5.02          Representations, Warranties and Agreements of PubCo. PubCo hereby represents and warrants to Holders and acknowledges and agrees with the Holders as follows:

(a)            PubCo is duly organized and validly existing under the legal requirements of its jurisdiction of formation, with corporate power and authority to enter into, deliver and perform its obligations under this Agreement.

(b)            This Agreement has been duly authorized, executed and delivered by PubCo and is enforceable against PubCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c)            The execution, delivery and performance by PubCo of this Agreement (including compliance by PubCo with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which PubCo is a party or by which PubCo or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of PubCo, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its properties that would reasonably be expected to impair PubCo’s ability to perform its obligations under this Agreement.

Article VI

Standstill

Section 6.01          Standstill. From the date of this Agreement and until the date on which a Holder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) a number of PubCo Shares representing less than five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests (the “Standstill Period”), such Holder shall not, and shall cause all of its respective Subsidiaries and Affiliates not to, directly or indirectly through another Person, unless expressly invited in a writing with the approval of the PubCo Board:

(a)            enter into, agree to enter into, propose, or seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PubCo or any of its Subsidiaries;

(b)            initiate, knowingly encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of SEC to vote, or seek to advise or influence any person (other than any Permitted Transferees) with respect to the voting of, any voting securities of PubCo, in each case, other than in a manner in accordance with the recommendation of the Board and other than pursuant to Section 2.01(a) and Section 2.02(a); or

(c)            publicly nominate or recommend for nomination a person for election at any shareholder meeting of the Company at which directors of the PubCo Board are to be elected, other than pursuant to Section 2.01(a) and Section 2.02(a);

provided that the foregoing limitations in this Section 6.01 will (i) in no way limit the activities of any Person appointed to the PubCo Board pursuant to the terms of the Merger Agreement or this Agreement taken in his or her capacity as a director of PubCo, (ii) not require such Holder or any of its Affiliates to vote its PubCo Shares with respect to any matter in any given manner or at all and (iii) cease to apply to the Company Shareholder in the event the PubCo Board has more than five (5) members.

Article VII

POST-EFFECTIVE AMENDMENT

Section 7.01          Post-Effective Amendment. PubCo shall use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement on Form F-1 (the “Post-Effective Amendment”) within 30 days of the Closing Date, to register (i) the issuance by PubCo of the PubCo shares issuable upon exercise of the PubCo Warrants and (ii) the resale by the Sponsor, SPAC Anchor Investors, and the SPAC’s officers, directors, and their respective affiliates of the PubCo Warrants and PubCo Shares issuable upon exercise of the PubCo Warrants, and shall use its commercially reasonable efforts to cause the Post-Effective Amendment to become effective within 30 days of the Closing Date and to maintain the effectiveness of the Post-Effective Amendment, and a current prospectus relating thereto, until the expiration of the PubCo Warrants in accordance with their terms.

Article VIII

Termination

Section 8.01          Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties shall terminate without any further liability (i) with respect to any Holder, when such Holder no longer holds any PubCo Shares and (ii) with respect to all Parties, upon the mutual written agreement of each of the Parties to terminate this Agreement (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided that nothing herein will relieve any Party from liability for any breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Notwithstanding anything to the contrary herein, the provisions of this Section 8.01 shall survive the termination of this Agreement.

Article IX

Miscellaneous

Section 9.01          Miscellaneous.

(a)            Further Assurances. The Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to Section 4.01, upon written request from the Sponsor (or any of its Permitted Transferees) regarding a proposed Transfer of any PubCo Shares, the Company Shareholder shall use commercially reasonable efforts to cause PubCo’s legal counsel to deliver any customary legal opinions to PubCo’s transfer agent required for such Transfer and otherwise cause its transfer agent to permit the Transfer of such PubCo Shares, in each case, within two (2) Business Days.

(b)            Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) the next day when sent by overnight carrier to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)             If to the Sponsor:

Artemis Sponsor, LLC

3310 East Corona Avenue

Phoenix, Arizona 85040

Attn: Tom Granite, Philip Kaplan and Holly Gagnon

E-mail:

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: James Hu, Elliott Smit, and Gary Kashar

E-mail:

(ii)            If to the Company Shareholder:

Komisium Limited

Metochiou, 73

Mezzanine

2407, Nicosia, Cyprus

Attn: Rodolfo Odoni

E-mail:

with a copy to:

Harris Beach PLLC

Larkin at Exchange

726 Exchange Street, Suite 1000

Buffalo, New York 14210

Attn: Rajat R. Shah

E-mail:

(iii)           If to PubCo:

Logflex MT Holding Limited

170, Pater House

Level 1 (suite A191) Psaila Street

Birkirkara, BKR 9077 Malta

Attn: George Athanasopoulos

E-mail:

with a copy to:

Harris Beach PLLC

Larkin at Exchange

726 Exchange Street, Suite 1000

Buffalo, New York 14210

Attn: Rajat R. Shah

E-mail:

(c)            Agent for Service of Process. Each Party that is not located in the United Kingdom irrevocably appoints the following persons as its agent for service of process in the United Kingdom:

(i)            For the Sponsor:

[●]

[●]

Attention: [●]

E-mail: [●]

(ii)            For the Company Shareholder:

[●]

[●]

Attention: [●]

E-mail: [●]

If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in the United Kingdom and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

(d)            Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to Sections and Exhibits are to sections of, and exhibits to, this Agreement. The Exhibits form part of this Agreement. Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form. References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established. The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement. Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders. References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

(e)            Third Party Rights. This Agreement is made for the benefit of the Parties and the Permitted Transferees (and their respective successors and permitted assigns) and is not intended to confer upon any other Person any rights or remedies.

(f)            Severance and Validity. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

(g)            Counterparts. This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

(h)            Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

(i)            Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of PubCo, the Sponsor and the Company Shareholder.

(j)            Assignment. Except for transfers permitted by Article IV, neither this Agreement nor any rights, interests or obligations that may accrue to the Parties may be transferred or assigned without the prior written consent of each of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(k)            No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l)            Remedies.

(i)            The Parties agree that irreparable damage would occur if this Agreement was not performed and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 9.01(o) this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 9.01(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(ii)            The Parties acknowledge and agree that this Section 9.01(l) is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

(iii)            In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in PubCo any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

(n)            No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Sponsor and PubCo and the Company Shareholder, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(o)            Governing Law and Jurisdiction. This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law. The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

(p)            No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other transaction document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any Party, or any former, current or future direct or indirect shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Investors Agreement to be executed by its duly authorized representative as of the date first set forth above.

COMPANY SHAREHOLDER

KOMISIUM LIMITED

By:	[●]
Name:	[●]
Title:	[●]

Number of Covered Shares

Immediately After Effective Time: [●]

[Signature Page to Investors Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Investor Agreement to be executed by its duly authorized representative as of the date set forth below.

SPONSOR

ARTEMIS SPONSOR, LLC

By:	[●]
Name:	[●]
Title:	[●]

Number of Covered Shares

Immediately After Effective Time: [●]

[Signature Page to Investors Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Investor Agreement to be executed by its duly authorized representative as of the date set forth below.

PUBCO

NOVIBET PLC1

By:	[●]
Name:	[●]
Title:	[●]

1 Note to Draft: To be executed by two director, one director and a secretary, or one director and a witness

[Signature Page to Investors Agreement]

Exhibit A
to
Investors Agreement

FORM OF JOINDER TO INVESTORS AGREEMENT

[●], 202[●]

Reference is made to the Investors Agreement, dated as of March 30, 2022, by and among Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (“Company Shareholder”), and Novibet PLC, a United Kingdom public limited company (“PubCo”) (as amended from time to time, the “Investors Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investors Agreement.

Each of PubCo and each undersigned holder of shares of PubCo (each, a “New Holder”) agrees that this Joinder to the Investors Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Holder hereby agrees to and does become party to the Investor Agreement as a “Holder” (including, for the avoidance of doubt, if the undersigned is a Permitted Transferee of the Company Shareholder, as “Company Shareholder”). This Joinder shall serve as a counterpart signature page to the Investors Agreement and by executing below each undersigned New Holder is deemed to have executed the Investors Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW SHAREHOLDER PARTY]

By:	[●]
Name:	[●]
Title:	[●]

2